Exhibit 10.21
Apache Corporation 401(k) Savings Plan
Amendment
Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right by amending the Plan as follows.
1.	Effective as of January 1, 2009, section 6.7(c)(i) is replaced by the following.
(i)	Participants, Spouses, and Alternate Payees. For a Participant, an Alternate Payee who is the Spouse or former Spouse of the Participant, or a surviving Spouse of a deceased Participant, an eligible retirement plan is an individual retirement account or annuity described in Code §408(a) or §408(b), a Roth IRA, an annuity plan described in Code §403(a), an annuity contract described in Code §403(b), an eligible plan under Code §457(b) that is maintained by an eligible employer described in Code §457(e)(1)(A) (which generally includes state and local governments), or the qualified trust of a defined contribution plan described in Code §401(a), that accepts eligible rollover distributions.
2.	Effective as of January 1, 2002, section 12.2 is replaced by the following.
12.2	Determination of Top-Heavy Status.

The Plan shall be considered “top-heavy” for a Plan Year if, as of the last day of the prior Plan Year, the aggregate of the Account balances (as calculated according to the regulations under Code §416) of Key Employees under this Plan (and under all other plans required or permitted to be aggregated with this Plan) exceeds 60% of the aggregate of the Account balances (as calculated according to the regulations under Code §416) in this Plan (and under all other plans required or permitted to be aggregated with this Plan) of all current Employees and all former Employees who had performed services for Apache or an Affiliated Entity within the one-year period ending on the last day of the prior Plan Year. This ratio shall be referred to as the “top-heavy ratio”. For purposes of determining the account balance of any Participant, (a) the balance shall be determined as of the last day of the prior Plan Year, (b) the balance shall also include any distributions to the Participant during the one-year period ending on the last day of the prior Plan Year, and (c) the balance shall also include, for distributions made for a reason other than severance of employment or death or disability, any distributions to the Participant during the five-year period ending on the last day of the prior Plan Year. This shall also apply to distributions under a terminated plan that, if it had not been terminated, would have been required to be included in an aggregation group. The Account balances of a Participant who had once been a Key Employee, but who is not a Key Employee during the Plan Year, shall not be taken into account. The following plans must be aggregated with this Plan for the top-heavy test: (a) a qualified plan maintained by the Company or an Affiliated Entity in which a Key Employee participated during this Plan Year or during the previous four Plan Years and (b) any other qualified plan maintained by the Company or an Affiliated Entity that enables this Plan or any plan described in clause (a) to meet the requirements of Code §401(a)(4) or §410. The following plans may be aggregated with this Plan for the top-heavy test: any qualified plan maintained by the Company or an Affiliated Entity that, in combination with the Plan or any plan required to be aggregated with this Plan when testing this Plan for top-heaviness, would satisfy the requirements of Code §401(a)(4) and §410. If one or more of the plans required or permitted to be aggregated with this Plan is a defined benefit plan, a Participant’s “account balance” shall equal the present value of the Participant’s accrued benefit. If the aggregation group includes more than one defined benefit plan, the same actuarial assumptions shall be used with respect to each such defined benefit plan. The foregoing top-heavy ratio shall be computed in accordance with the provisions of Code §416(g), together with the regulations and rulings thereunder.

3.	Effective as of January 1, 2009, Article XV is replaced by the following.
Article XV
Uniformed Services Employment and Reemployment Rights Act of 1994
15.1	General.
(a)	Scope. The Uniformed Services Employment and Reemployment Rights Act of 1994 (the “USERRA”), which is codified at 38 USCA §§4301-4318, confers certain rights on individuals who leave civilian employment to perform certain services in the Armed Forces, the National Guard, the commissioned corps of the Public Health Service, or in any other category designated by the President of the United States in time of war or emergency (collectively, the “Uniformed Services”). An Employee who joins the Uniformed Services shall be referred to as a “Serviceman” in this Article. This Article shall be interpreted to provide such individuals with all the benefits required by the USERRA but no greater benefits than those required by the USERRA. This Article shall supersede any contrary provisions in the remainder of the Plan.

(b)	Rights of Servicemen. When a Serviceman leaves the Uniformed Services, he may have reemployment rights with the Company or Affiliated Entities, depending on many factors, including the length of his stay in the Uniformed Services and the type of discharge he received. When this Article speaks of the date a Serviceman’s potential USERRA reemployment rights expire, it means the date on which the Serviceman fails to qualify for reemployment rights (if, for example, he is dishonorably discharged, or, in general, remains in the Uniformed Services for more than 5 years) or, if the Serviceman obtains reemployment rights, the date his reemployment rights lapse because the Serviceman failed to timely exercise those rights.
15.2	While a Serviceman.

In general, a Serviceman shall be treated as an Employee while he continues to receive wages or Differential Pay from the Company or an Affiliated Entity, and once the Serviceman’s wages and Differential Pay from the Company or Affiliated Entity cease, the Serviceman shall be treated as if he were on an approved, unpaid leave of absence. For purposes of this Article, “Differential Pay” means the pay received by a Serviceman from Apache and Affiliated Entities, pursuant to their military leave policies, that is generally equal to the difference between his pay from the Armed Forces and his regular pay from Apache and Affiliated Entities before his military leave began. Differential Pay must also come within the meaning of “differential wage payment” in Code §3401(h)(2). The definition of “Compensation” in Article I shall include Differential Pay for all purposes.
(a)	Participant Contributions. For purposes of making Participant Contributions under section 3.2, if the Serviceman was a Covered Employee when he became a Serviceman, he shall continue to be treated as a Covered Employee while he continues to receive wages or Differential Pay from the Company. As a consequence, (i) if he was a Covered Employee who had satisfied the requirements of Article II when he became a Serviceman, he may continue to make Participant Contributions from his wages and Differential Pay from the Company, and (ii) if he had not satisfied the requirements of section 2.1 when he became a Serviceman, his service in the Uniformed Services shall be treated as service with the Company in determining when he will be able to begin making Participant Contributions under section 2.1, and if his wages or Differential Pay from the Company continue beyond that eligibility date, the Serviceman may begin to make Participant Contributions on such date. A Serviceman may change his rate of contributions in the same manner as an Employee. A Serviceman’s Participant Contributions shall cease when his wages and Differential Pay from the Company cease.

(b)	Company Contributions. Wages and Differential Pay paid by the Company to a Serviceman shall be included in his Compensation as if the Serviceman were an Employee. A Serviceman’s Participant Contributions shall be matched according to the formula in paragraph 3.1(b)(i). If the Employee was a Covered Employee when he became a Serviceman and his wages or Differential Pay continue through the last business day of a Plan Year, then (i) the Serviceman shall be treated as an “eligible Participant” under subsection 3.1(a) for that Plan Year (and shall therefore receive an allocation of any Company Discretionary Contribution); (ii) the Serviceman

shall be treated as an “eligible Participant” under paragraph 3.1(b)(ii) for that Plan Year (and shall therefore receive an allocation of any additional match provided under such paragraph); (iii) if he was a Non-Highly Compensated Employee when he became a Serviceman, he shall be eligible to receive an allocation of any QNECs and QMACs provided under subsections 3.7(c) and 3.8(c); and (iv) he shall be treated as an Employee under subsection 12.4(a) (and, if he is a Non-Key Employee, he shall therefore receive any minimum required allocation if the Plan is top-heavy).

(c)	Investments. If the Serviceman has an account balance in the Plan, he is an Account Owner and may therefore direct the investment of his Accounts pursuant to section 9.3 and Article XIV.

(d)	Loans. For purposes of borrowing from the Plan under Article VII, a Serviceman shall be treated as an Employee until the day on which his potential USERRA reemployment rights expire. If a Serviceman with an outstanding loan continues to receive wages or Differential Pay from the Company or an Affiliated Entity after joining the Uniformed Services, his loan payments shall continue to be deducted from those wages and Differential Pay. Once the Serviceman’s wages and Differential Pay cease, his loan payments shall be suspended until the earlier of (i) his reemployment with the Company or an Affiliated Entity or (ii) the day on which his potential USERRA reemployment rights expire. The Serviceman may repay all or part of his loan at any time during the suspension. During the payment suspension, interest shall accrue on the unpaid balance of the loan. See subsections 15.3(b) and 15.4(c) for the resumption of loan payments for a reemployed Serviceman, and subsection 15.3(a) for the timing of the loan’s default if the Serviceman is not reemployed.

(e)	Distributions and Withdrawals. For purposes of Article VI (relating to distributions and in-service withdrawals), the Serviceman shall be treated as an Employee until the day on which his potential USERRA reemployment rights expire, with one exception. The Serviceman shall be treated as having had a severance from employment on the date he became a Serviceman with respect to any benefits accrued from his Differential Pay; however, if the Serviceman takes such a distribution, his Participant Contributions [and any deemed Participant Contributions under subsection (h)] shall cease for six months from the date of the distribution.. See section 15.3 once his potential USERRA rights expire.

(f)	QDROs. QDROs shall be processed while the Participant is a Serviceman. The Committee has the discretion to establish special procedures under subsection 13.9(e) for Servicemen, by, for example, extending the usual deadlines to accommodate any practical difficulties encountered by the Serviceman that are attributable to his service in the Uniformed Services.

(g)	Rollovers. If the Serviceman was a Covered Employee when he became a Serviceman, the Serviceman may make Rollover Contributions pursuant to subsection 3.2(d) until the day on which his potential USERRA reemployment rights expire.

(h)	Death or Disability. If a Serviceman dies or becomes disabled while he is a Serviceman, his Account shall be fully vested. In addition, the Serviceman will be treated as if he had returned to active employment and then died or became disabled, with the result that he will receive the make-up contributions under subsections 15.4(e), 15.4(f), and 15.4(g), and to the extent those are based on his Participant Contributions, he shall be also treated as if he had continued making Participant Contributions from his Deemed Compensation at the average rate he actually made Participant Contributions during the 12 months (or, if less his actual length of service with Apache and Affiliated Entities) immediately before he became a Serviceman.
15.3	Expiration of USERRA Reemployment Rights.
(a)	Consequences. If a Serviceman is not reemployed before his potential USERRA reemployment rights expire, the Committee shall determine his Termination From Service Date by treating his service in the Uniformed Services as an approved leave of absence but treating the expiration of his potential USERRA reemployment rights as the failure to timely return from his leave of absence, with the consequence that his Termination From Service Date will generally be the date his potential USERRA rights expired. Once his Termination From Service Date has been determined, the Committee shall determine his vested percentage. For purposes of Article VI

(relating to distributions), the day the Serviceman’s potential USERRA reemployment rights expired shall be treated as the day of his Termination from Service. For purposes of subsection 5.4(b) (relating to the timing of forfeitures), the Serviceman’s last day of employment shall be the day his potential USERRA reemployment rights expired. If the Serviceman has an outstanding loan from this Plan when his potential USERRA reemployment rights expire, his loan shall go into default on the last day of the calendar quarter after the calendar quarter in which his potential USERRA reemployment rights expired, unless, before the loan goes into default, he repays the loan or is rehired pursuant to subsection (b).

(b)	Rehire after Expiration of Reemployment Rights. If the Company or an Affiliated Company hires a former Serviceman after his potential USERRA reemployment rights have expired, he shall be treated like any other former employee who is rehired. If he had an outstanding loan and is reemployed before the loan goes into default pursuant to subsection (a), his loan payments shall be recalculated and the Company or Affiliated Entity shall immediately resume withholding the revised loan payments from his pay. The term of the loan when payments resume shall be equal to the remaining term of the loan when payments were suspended.
15.4	Return From Uniformed Service.
This section applies solely to a Serviceman who returns to employment with the Company or an Affiliated Entity because he exercised his reemployment rights under the USERRA.

(a)	Credit for Service. A Serviceman’s length of time in the Uniformed Services shall be treated as service with the Company for purposes of vesting and determining his eligibility to participate in the Plan upon reemployment.

(b)	Participation. If the Serviceman satisfies the eligibility requirements of section 2.1 before his reemployment, and he is a Covered Employee upon his reemployment, he may participate in the Plan immediately upon his return.

(c)	Loans. If the Serviceman’s loan payments were suspended under subsection 15.2(d) during his time in the Uniformed Services, his loan payments shall be recalculated and the Company or Affiliated Entity shall immediately resume withholding the revised loan payments from his pay. The term of the loan when payments resume shall be equal to the remaining term of the loan when payments were suspended.

(d)	Make-Up Participant Contributions. In addition to his regular Participant Contributions, a returning Serviceman shall be permitted to make additional contributions up to the amount of Participant Contributions he could have made if, instead of becoming a Serviceman, he had remained employed by the Company or Affiliated Entity and been paid his Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the maximum additional contribution the returning Serviceman may make. Such additional contributions may only be made within a period that begins on his reemployment date and whose duration is the lesser of five years or three times his length of time in the Uniformed Services. The additional contributions shall be withheld from his Compensation pursuant to the Serviceman’s election. The Committee shall establish administrative procedures for such elections. The additional contributions shall be allocated to Participant Contributions Accounts.

(e)	Make-Up Match. For each additional contribution that the Serviceman contributes pursuant to subsection (d), the Company shall promptly contribute to his Accounts an additional matching contribution. The additional matching contribution shall be equal to the Company Matching Contribution (including forfeitures treated as Company Matching Contributions) that he would have received if (i) his additional contributions were Participant Contributions made during his time in the Uniformed Services, and (ii) he was paid his Deemed Compensation during his time in the Uniformed Services. The Serviceman’s additional contributions shall be spread over the pay periods in which they could have occurred in such a way as to maximize the additional matching contribution. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the additional matching contribution. The additional matching contribution shall be allocated to the Participant’s Company Contributions Account unless the additional matching contribution would have been designated a QMAC, in which case it shall be allocated to his Participant Contributions Account.

(f)	Make-Up Company Discretionary Contribution. The Company shall contribute an additional contribution to a Serviceman’s Accounts equal to the Company Discretionary Contribution (including any forfeitures treated as Company Discretionary Contributions) that would have been allocated to such Accounts if the Serviceman had remained employed during his time in the Uniformed Services, and had earned his Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the additional discretionary contribution. The additional discretionary contribution shall be allocated to the Participant’s Company Contributions Account unless the additional discretionary contribution would have been designated a QNEC, in which case it shall be allocated to his Participant Contributions Account.

(g)	Make-Up Miscellaneous Contributions. The Company shall contribute to the Serviceman’s Accounts any QNECs and QMACs that the Serviceman would have received pursuant to subsection 3.7(c) or 3.8(c), and any top-heavy minimum contribution he would have received pursuant to section 12.4, (including any forfeitures treated as QNECs, QMACs, or top-heavy minimum contributions) if he had remained employed during his time in the Uniformed Services, and had earned Deemed Compensation during that time. See subsection (h) for guidance on applying the various limits contained in the Code to the calculation of the QNECs, QMACs, and top-heavy minimum contribution. These additional top-heavy minimum contributions shall be allocated to Company Contributions Accounts. The additional QNECs and QMACs shall be allocated to Participant Contributions Accounts.

(h)	Application of Limitations.
(i)	The make-up contributions under subsections (d), (e), (f), and (g) (the “Make-Up Contributions”) shall be ignored for purposes of determining the Company’s maximum contribution under subsection 3.1(d), the limits on Participant Contributions under paragraphs 3.2(a)(ii) and 3.2(b)(ii), the limits on Annual Additions under section 3.4, the ADP test of section 3.5, the ACP test of section 3.6, the non-discrimination requirements of Code §401(a)(4), and (if the Serviceman is a Key Employee) calculating the minimum required top-heavy contribution under section 12.4.

(ii)	In order to determine the maximum Make-Up Contributions, the following limitations shall apply.
(A)	The Serviceman’s “Aggregate Compensation” for each year shall be calculated. His Aggregate Compensation shall be equal to his actual Compensation, plus his Deemed Compensation that would have been paid during that year. Each type of Aggregate Compensation (for benefit purposes, deferral purposes, etc.) shall be determined separately.

(B)	The Serviceman’s Aggregate Compensation each Plan Year shall be limited to the dollar limit in effect for that Plan Year under Code §401(a)(17), for the purposes and in the manner specified in subsection 1.14(f).

(C)	The limits of subsection 3.1(d) (relating to the maximum contribution by the Company to the Plan) for each Plan Year shall be calculated by using the Serviceman’s Aggregate Compensation for that Plan Year, and by treating the Make-Up Contributions that are attributable to that Plan Year’s Deemed Compensation as having been made during that Plan Year.

(D)	The limits of paragraph 3.2(a)(ii) (relating to the maximum 401(k) Contributions) and paragraph 3.2(b)(ii) (relating to the maximum Catch-Up Contributions) for each calendar year shall be calculated by treating as 401(k) and Catch-Up Contributions his additional contributions pursuant to subsection (d) that are attributable to that calendar year’s Deemed Compensation.

(E)	The limits of section 3.4 (relating to the maximum Annual Additions to a Participant’s Accounts) shall be calculated for each Limitation Year by using the Serviceman’s Aggregate Compensation for that Limitation Year, and by treating as Annual Additions all the Make-Up Contributions that are attributable to that Limitation Year’s Deemed Compensation.

(F)	The Serviceman’s maximum Make-Up Contributions shall not be limited by the results of the Plan’s ADP test or ACP test for any Plan Year in which the Serviceman has Deemed Compensation, even if the Serviceman is treated as a Highly Compensated Employee (using his Aggregate Compensation) for that Plan Year.
(i)	Deemed Compensation. A Serviceman’s Deemed Compensation is the Compensation that he would have received (including raises) had he remained employed by the Company or Affiliated Entity during his time in the Uniformed Services, unless it is not reasonably certain what his Compensation would have been, in which case his Deemed Compensation shall be based on his average rate of compensation during the 12 months (or, if shorter, his period of employment with the Company and Affiliated Entities) immediately before he entered the Uniformed Services. A Serviceman’s Deemed Compensation shall be reduced by any Compensation actually paid to him during his time in the Uniformed Services (such as vacation pay, wages, and Differential Pay). Deemed Compensation shall cease when the Serviceman’s potential USERRA reemployment rights expire. Each type of Deemed Compensation (for benefit purposes, deferral purposes, etc.) shall be determined separately.
EXECUTED this 29th day of January, 2009.

APACHE CORPORATION
By:	/s/ Margery M. Harris
Title: Vice President — Human Resources